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                             MODIFICATION AGREEMENT


         THIS MODIFICATION AGREEMENT (the "Agreement"), made this 13th day of December, 2001, is by and between HUMAGEN FERTILITY DIAGNOSTICS, INC., a Virginia corporation (hereinafter "Humagen") and CELL ROBOTICS INTERNATIONAL, INC., a Colorado corporation (hereinafter "Cell Robotics").

         WHEREAS, Cell Robotics previously borrowed the sum of $250,000.00 from Humagen, which said obligation is evidenced by a certain Promissory Note dated December 6, 1999 (the "Original Note"); and

         WHEREAS, the parties subsequently executed a certain Amendment to Promissory Note, effective May 10, 2000 (the "Amendment"); and

         WHEREAS, the parties have reached an oral agreement that sets forth a schedule under which the obligation owed by Cell Robotics will be paid.

         NOW, THEREFORE, the parties hereto execute this Agreement to evidence their oral agreement, and to provide for the payment by Cell Robotics of $190,905.00, plus interest, to Humagen.

                                   WITNESSETH:

         1. Payment Schedule. Cell Robotics agrees to pay to Humagen the total principal sum of $190,905.00, plus interest, in monthly installments of FIFTY THOUSAND and NO/100 DOLLARS ($50,000.00), commencing on January 31, 2002, and continuing on the last day of each calendar month thereafter for a period of three (3) consecutive calendar months. The remaining principal amount then outstanding, and all then accrued interest, shall be due and payable on April 30, 2002. To evidence this obligation, Cell Robotics shall, simultaneously with the execution of this Agreement, execute an Amended and Restated Promissory Note dated the same date herewith in the principal amount of $190,905.00, a copy of which is attached hereto as Exhibit "A" (the "Amended and Restated Note"). The Amended and Restated Note shall supercede and replace the Original Note dated December 6, 1999 and the Amendment.

         2. Forebearance of Litigation. Provided Cell Robotics timely makes the payments set forth herein and in the Amended and Restated Note, Humagen agrees to forebear on the institution of legal proceedings to collect the amounts due. In the event that Cell Robotics defaults under the Amended and Restated Note, all amounts due thereunder shall be immediately accelerated and Humagen shall be entitled to enforce its rights set forth under the Amended and Restated Note.

         3. Applicable Law. This Agreement and the Amended and Restated Note are made in Virginia and shall be construed in accordance with the laws of the Commonwealth of Virginia.


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         4. Binding Effect. This Agreement shall be binding upon Humagen and
Cell Robotics, their successors and assigns. This Agreement shall inure to the benefit of the parties hereto, their respective heirs, executors, administrators, personal representatives, successors and assigns.

         5. Other Documents. Each party hereto promises and agrees to execute and deliver any instruments and to perform any acts that may be necessary or reasonably requested in order to give full effect to this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 13TH day of December, 2001.

                                           HUMAGEN FERTILITY DIAGNOSTICS, INC.,
                                           a Virginia corporation


                                       By: /s/ Debra Bryant
                                          -------------------------------------




                                           CELL ROBOTICS INTERNATIONAL, INC.,
                                           a Colorado corporation

                                       By: /s/ Ronald Lohrding
                                          -------------------------------------




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